Exhibit 21.1

SUBSIDIARIES OF VERTEX PHARMACEUTICALS INCORPORATED

Vertex Pharmaceuticals (San Diego) LLC, a Delaware limited liability company

VSD Sub I LLC, a Delaware limited liability company (1)

VSD Sub II LLC, a Delaware limited liability company (2)

Vertex Securities Corporation, a Massachusetts corporation

Vertex Pharmaceuticals (Cayman) Limited, a Cayman Islands company

Vertex Holdings, Inc., a Delaware corporation

Vertex Securities Trust, a Massachusetts business trust (3)

Vertex Pharmaceuticals (Europe) Ltd., a United Kingdom limited liability company(4)

Vertex Pharmaceuticals (Canada) Incorporated, a British Columbia, Canada company

ViroChem Pharma, Inc., a Quebec, Canada company (5)

(1) a subsidiary of Vertex Pharmaceuticals (San Diego) LLC

(2) a subsidiary of VSD Sub I LLC

(3) a subsidiary of Vertex Holdings, Inc.

(4) jointly held by Vertex Securities Trust and Vertex Holdings, Inc.

(5) a subsidiary of Vertex Pharmaceuticals (Canada) Incorporated